EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2017. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Inflation

The Consumer Price Index (CPI) for the month of March 2018 was 132.58. The year-on-year inflation for March 2018 was 3.40%.

Public Debt

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,					As of February 28,
	2013	2014	2015	2016	2017P	2018P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	23.7	23.5	26.1	27.5	28.1	28.9
Bilateral creditors	31.5	26.9	24.7	23.5	23.2	24.2
Semi-concessional Loans:
Export agency creditors	0.00	0.0	0.0	0.0	0.1	0.1
Commercial(2)	36.0	40.5	51.4	60.4	66.2	68.5

Total	91.2	90.9	102.2	111.4	117.5	121.7

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	10.4%	10.7%	12.4%	12.1%	11.6%	N/A

Source:    Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.

(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
N/A	Not available.

Sources of External Public Borrowing

The total outstanding external public debt of the Republic as of February 28, 2018 was U.S.$121.7 billion.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of February 28,
	2013	2014	2015	2016	2017P	2018P
	(in millions of U.S. dollars)
Bilateral loans	31,465.2	26,898.8	24,692.3	23,450.0	23,154.7	24,166.0
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	13,436.0	14,069.6	16,077.2	17,261.9	17,953.9	18,214.6
Asian Development Bank	9,400.1	8,629.5	9,202.5	9,261.6	9,012.6	9,504.9
Islamic Development Bank	592.0	591.1	624.7	735.7	908.6	927.3
Nordic Investment Bank	27.6	21.9	16.7	11.7	11.4	11.7
European Investment Bank	48.9	38.5	27.6	22.0	16.1	16.1
International Fund for Agricultural Development	147.3	148.5	150.6	165.0	188.1	193.3
Asian Infrastructure Development Bank	—	—	—	—	27.5	23.8
Multilateral Investment Guarantee Agency	—	—	—	—	—	—
Total multilateral loans	23,652.0	23,499.2	26,099.3	27,457.9	28,118.2	28,891.8

Total loans	55,117.2	46,569.1	50,791.6	48,345.8	51,273.0	53,057.7

Source:    Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,						As of February 28,
	2015		2016		2017P		2018P
	In millions of original currency	In millions of U.S. dollars(1)	In millions of original currency	In millions of U.S. dollars(1)	In millions of original currency	In millions of U.S. dollars(1)	In millions of original currency	In millions of U.S. dollars(1)
U.S. dollars	70,817	70,817	75,267	75,267	83,764	83,764	86,730	86,730
Japanese yen	2,126,845	17,657	2,053,751	17,708	2,020,516	17,929	2,011,164	18,767
Euros	5,999	6,554	8,676	9,150	10,039	12,038	10,298	12,591
SDR	3,783	5,246	3,585	4,830	1,436	2,040	1,379	2,001
British pounds	180	267	129	161	105	141	104	145
Others	Multiple currencies	1,581	Multiple currencies	1,507	Multiple currencies	1,584	Multiple currencies	1,369

Total	N/A	102,121	N/A	108,624	N/A	117,496	N/A	121,603

Source: Ministry	of Finance
P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of February 28,
	2013	2014	2015	2016	2017P	2018P
Total domestic public debt, in trillions of Rupiah(1)	1,264.0	1,477.8	1,755.2	2,019.2	2,346.6	2,368.0

Source: Ministry	of Finance
P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The table below shows Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Years ended December 31,					Three Months Ended March 31,
	2013	2014	2015	2016	2017	2018P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	149,934.6	145,961.2	131,791.9	132,080.8	152,990.1	40,213.3
Oil and gas exports	32,617.4	30,018.9	18,574.4	13,105.5	15,806.6	4,052.5

Total exports	182,552.0	175,980.1	150,366.3	145,186.2	168,796.7	44,265.8

Imports:
Non-oil and gas imports	141,362.30	134,718.90	118,126.80	116,913.47	132,585.41	37,226.6
Oil and gas imports	45,266.40	43,459.90	24,613.10	18,723.86	24,307.64	6,756.4

Total imports	186,628.70	178,178.80	142,739.90	135,637.33	156,893.05	43,983.0

[p]	Preliminary.

Monetary Policy

In March 2018, Bank Indonesia maintained the BI Repo Rate at 4.25%, while maintaining the DF and LF rates at 3.50% and 5.00% respectively. The policy is consistent with efforts to maintain macroeconomic and financial system stability, while supporting the domestic economic recovery. Bank Indonesia considers the previous measures taken to ease monetary policy adequate in terms of building domestic economic recovery momentum. Bank Indonesia also believes monetary and macroprudential policy easing was successfully transmitted through the interest rate channel. Nonetheless, transmission through the credit channel remained ineffective due to weak demand for new loans together with selective bank lending. Consequently, credit growth stood at 7.4% (year-on-year) in January 2018, down from 8.2% (year-on-year) in December 2017.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2013	12,170	10,445
2014	12,385	11,876
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018A	13,765	13,760

Source:    Bank Indonesia

A	As of March 30, 2018.

International Reserves

As of March 31, 2018, foreign reserves was U.S.$126 billion which is equal to 7.7 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of three months of import coverage.